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                                                                     EXHIBIT 4.3



                                CMG FUNDING CORP.
                             1996 STOCK OPTION PLAN
                         (as adopted December 16, 1996)


        1. PURPOSE. The CMG Funding Corp. (the "Corporation") 1996 Stock Option Plan (the "Plan") is intended to provide incentive to key employees, officers and directors to encourage proprietary interest in the Corporation, to encourage such key employees, officers and directors to remain in the employ of the Corporation, to attract new employees with outstanding qualifications, and to afford additional incentive to such person to increase their efforts in providing significant services to the Corporation.

        2.     DEFINITIONS.

               a. "Board" shall mean the Board of Directors of the Corporation.

               b. "Code" shall mean the Internal Revenue Code of 1986, as amended.

               c. "Committee" shall mean the committee, if any, appointed by the Board in accordance with Section 4 of the Plan.

               d. "Common Stock" shall mean the Common Stock, par value $0.001 per share, of the Corporation.

               e. "Corporation" shall mean CMG Funding Corp., a Delaware corporation, and its Subsidiaries.

               f. "Disability" shall mean the condition of an Employee or member of the Board who is unable to perform his or her substantial and material job duties due to injury or sickness or such other condition as the Board or Committee may determine in its sole discretion.

               g. "Eligible Persons" shall mean officers, directors and employees of the Corporation. For purposes of this Plan, a director shall be deemed to be an Employee, and will be eligible to receive Non-statutory Stock Options only after finding the value of the services rendered or to be rendered to the Corporation is at least equal to the value of the options being granted.

               h. "Employee" shall mean an individual who is employed (within the meaning of Code Section 3401 and the regulations thereunder) by the Corporation.

               i. "Exercise Price" shall mean the price per Share of Common Stock, determined by the Board or the Committee, at which an Option may exercised.



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               j. "Fair Market Value" shall mean the value of one (1) Share of
        Common Stock equal to the greater of (a) $3.86 per share or (b) an amount determined by dividing (i) the product of (x) the net pre-tax profits of the Corporation for the twelve (12) month period ended as of the end of the most recent fiscal quarter determined in accordance with generally accepted accounting principles and (y) five (5) by (ii) the number of shares of Common Stock outstanding on the date of grant of any Option (on a fully diluted basis assuming the exercise of all options and the conversion of all convertible securities outstanding as of such date).

               k. "Incentive Stock Option" shall mean an option described in
        Section 422(b) of the Code.

               l. "Non-statutory Stock Option" shall mean an option not described in Section 422(b) or 423(b) of the Code.

               m. "Option" shall mean any Non-statutory Stock Option or Incentive Stock Option granted pursuant to the Plan.

               n. "Optionee" shall mean any Eligible Person who has received an Option.

               o. "Participant" shall mean any Eligible Person granted an Option under the Plan.

               p. "Plan" shall mean the CMG Funding Corp. 1996 Stock Option Plan, as it may be amended from time to time.

               q. "Purchase Price" shall mean the Exercise Price times the number of Shares with respect to which an Option is exercised.

               r. "Retirement" shall mean the voluntary termination of employment by an Employee upon the attainment of age sixty-five (65) and the completion of not less than seven (7) years of service with the Corporation or a subsidiary of the Corporation.

               s. "Share" shall mean one (1) share of Common Stock, adjusted in accordance with Section 11 of the Plan (if applicable).

               t. "Subsidiary" shall mean any corporation at least fifty percent (50%) of the total combined voting power of which is owned by the Corporation or by another Subsidiary.

               u. "Termination of Employment" shall mean the time when the employee-employer relationship or directorship between the Optionee and the Corporation is terminated for any reason, with or without cause, including but not limited to any



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        termination by resignation, discharge, death or retirement; provided, however, Termination of Employment shall not include a termination where there is a simultaneous reemployment of the Optionee by the Corporation. The Committee, in its absolute discretion, shall determine the effect of all matters and questions relating to Termination of Employment, including but not limited to the question of whether any Termination of Employment was for cause and all questions of whether particular leaves of absence constitute Terminations of Employment. With respect to Incentive Stock Options, a leave of absence shall constitute a Termination of Employment if, and to the extent that, such leave of absence interrupts employment for the purposes of Section 422(a)(2) of the Code.

        3. EFFECTIVE DATE. The Plan was adopted by the Board on December 16, 1996, subject to the approval by the Corporation's shareholders. The Plan was submitted to shareholders for their approval after receipt of Board approval and was adopted by written consent dated December 16, 1996. The effective date of the Plan shall be deemed to be December 16, 1996.

        4. ADMINISTRATION. The Plan shall be administered by the Board or a Committee of the Board consisting of two or more members of the Board. The Board shall appoint one of the members of the Committee, if there be one, as Chairman of the Committee. The Committee shall hold meetings at such times and places as it may determine. Acts of a majority of the Board or Committee, or acts reduced to or approved in writing by a majority of the members of the Board or the Committee, shall be the valid acts of the Board or the Committee. The Board, or the Committee if there be one, shall from time to time at its discretion select the Eligible Employees and consultants who are to be granted Options, determine the number of Shares, to be applicable to such Option, and designate any Options as Incentive Stock Options or Non-statutory Stock Options, except that no Incentive Stock Option may be granted to a non-employee director or a non-employee consultant. A member of the Board or a Committee member shall in no event participate in any determination relating to Options held by or to be granted to such Board or Committee member. The interpretation and construction by the Board, or by the Committee if there be one, of any provision of the Plan or of any Option granted thereunder shall be final. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Option granted thereunder. In addition to any right of indemnification provided by the Articles of Incorporation or Bylaws of the Corporation, such person shall be indemnified and held harmless by the Corporation from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him in connection with any claim, suit, action or proceeding to which he may be a party by reason of any action or omission under the Plan.

        5. PARTICIPATION. Only Eligible Persons shall be eligible to receive grants of Options under the Plan.

        6. STOCK. The stock subject to Options granted under the Plan shall be Shares of the Corporation's authorized but unissued or reacquired Common Stock. The aggregate number of Shares which may be issued upon exercise of Options under the Plan shall not exceed 232,877



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shares. The number of Shares subject to Options outstanding at any time shall not exceed the number of Shares remaining available for issuance under the Plan. In the event that any outstanding Option for any reason expires or is terminated, the Shares allocable to the unexercised portion of such Option may again be made subject to any Option. The limitations established by this Section 6 shall be subject to adjustment in the manner provided in Section 10 hereof upon the occurrence of an event specified therein.

        7.     TERMS AND CONDITIONS OF OPTIONS.

               a. Stock Option Agreements. Options granted to Participants shall be evidenced by written stock option agreements in such form as the Board or the Committee shall from time to time determine. Such agreements shall comply with and be subject to the terms and conditions set forth below.

               b. Number of Shares. Each Option granted to a Participant shall state the number of Shares to which it pertains and shall provide for the adjustment thereof in accordance with the provisions of Section 10 hereof.

               c. Vesting Provisions. Each Option shall be granted subject to the following vesting provisions. The Board or the Committee shall establish performance goals for each Participant who is granted Options. Such performance goals shall be approved by ContiTrade Services, LLC. All Options shall vest (i) if and only if the performance goals with respect to such Participant are accomplished and (ii) over a period of not less than three (3) years in installments not in excess of 33.3% in each of the first and second years.

               d. Exercise Price. Each Option granted to a Participant shall state the Exercise Price. The Exercise Price for any Option shall not be less than the Fair Market Value on the date of grant.

               e. Medium and Time of Payment. The Purchase Price for each Option granted to a Participant shall be payable in full in United States dollars upon the exercise of the Option; provided, however, that if the applicable Option Agreement so provides the Purchase Price may be paid
        (i) by the surrender of Shares in good form for transfer, owned by the person exercising the Option and having a Fair Market Value on the date of exercise equal to the Purchase Price, or in any combination of cash and Shares, as long as the sum of the cash so paid and the Fair Market Value of the Shares so surrendered equal the Purchase Price, (ii) by cancellation of indebtedness owed by the Corporation to the Optionee,
        (iii) with a full recourse promissory note executed by the Optionee, or
        (iv) any combination of the foregoing. The interest rate and other terms and conditions of such note shall be determined by the Board or the Committee. The Board or the Committee shall require that the Optionee pledge his or her Shares to the Corporation for the purpose of securing the payment of such note. In no event shall the stock certificate(s) representing such Shares by released to the Optionee until such note shall be been paid in full. In the



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        event the Corporation determines that it is required to withhold state or Federal income tax as a result of the exercise of an Option, as a condition to the exercise thereof, an Employee may be required to make arrangements satisfactory to the Corporation to enable it to satisfy such withholding requirements.

               f. Term and Nontransferability of Options. Each Option shall state the time or times which all or part thereof becomes exercisable, subject to the following restrictions. No Option shall be exercisable after the expiration of ten (10) years from the date it was granted. No Option shall be exercisable except by the Optionee. No Option shall be assignable or transferable, except pursuant to a qualified domestic relations order as defined in Code Section 414(p) or, in the event of the Optionee's death, by will or the laws of descent and distribution.

               g. Termination of Employment, Except by Death, Disability or Retirement. Upon any Termination of Employment for any reason other than his or her death, Disability or Retirement, such Optionee shall have the right, subject to the restrictions of (f) above, to exercise the Option at any time within three (3) months after termination of employment, but only to the extent that, at the date of Termination of Employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable option agreement and had not previously been exercised; provided, however, that if the Optionee was terminated as an Employee or removed as a member of the Board for cause (as defined in the applicable option agreement or as determined by the Board or the Committee) any Option not exercised in full prior to such termination shall be canceled. For this purpose, the employment relationship shall be treated as continuing intact while the Optionee is on military leave, sick leave or other bona fide leave of absence (to be determined in the sole discretion of the Board or the Committee). The foregoing notwithstanding, in the case of an Incentive Stock Option, employment shall not be deemed to continue beyond the ninetieth (90th) day after the Optionee's reemployment rights are guaranteed by statute or by contract.

               h. Death of Optionee. If an Optionee dies while an Employee or within three (3) months after any Termination of Employment other than for cause, and has not fully exercised the Option, then the Option may be exercised in full, subject to the restrictions of (f) above, at any time within twelve (12) months after the Optionee's death, by the executors or administrators of his or her estate or by any person or persons who have acquired the Option directly from the Optionee by bequest or inheritance, but only to the extent that, at the date of death, the Optionee's right to exercise such Option had accrued and had not been forfeited pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

               i. Disability of Optionee. Upon Termination of Employment for reason of Disability, such Optionee shall have the right, subject to the restrictions of (f) above, to exercise the Option at any time within twelve (12) months after termination of



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        employment, but only to the extent that, at the date of Termination of
        Employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

               j. Retirement of Optionee. Upon Retirement, an Optionee shall have the right, subject to the restrictions of (f) above, to exercise the Option at any time within three (3) months after termination of employment, but only to the extent that, at the date of termination of employment, the Optionee's right to exercise such Option had accrued pursuant to the terms of the applicable Option Agreement and had not previously been exercised.

               k. Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by his or her Option until the date of the issuance of a stock certificate for such Shares. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property), distributions or other rights for which the record date is prior to the date such stock certificate is issued, except as provided in Section 10 hereof.

               l. Modification, Extension and Renewal of Option. Within the limitations of the Plan, the Board or the Committee may modify, extend or renew outstanding Options or accept the cancellation of outstanding Options (to the extent not previously exercised) for the granting of new Options in substitution therefor. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option previously granted.

               m. Execution of Buy/Sell Agreement. Each Optionee shall be required to execute and deliver that certain Buy/Sell Agreement between the Company and all shareholders of the Company dated as of December 16, 1996.

               n. Other Provisions. The stock option agreements authorized under the Plan may contain such other provisions not inconsistent with the terms of the Plan (including, without limitation, restrictions upon the exercise of the Option) as the Committee shall deem advisable.

        8. LIMITATION ON VALUE OF EXERCISABLE SHARES. In the case of Incentive Stock Options granted hereunder, the aggregate Fair Market Value (determined as of the date of the grant thereof) of the Shares with respect to which Incentive Stock Options become exercisable by any employee of the Company for the first time during any calendar year (under this Plan and all other plans maintained by the Corporation, its parent or its Subsidiaries) shall not exceed $100,000.

        9. TERM OF PLAN. Options may be granted pursuant to the Plan until the expiration of ten (10) years from the effective date of the Plan.



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        10. RECAPITALIZATIONS. Subject to any required action by shareholders the number of Shares covered by the Plan as provided in Section 6 hereof, the number of Shares covered by each outstanding Option and the Exercise Price thereof shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a subdivision or consolidation of Shares or the payment of a stock dividend (but only of Common Stock) or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Corporation. Subject to any required action by stockholders, if the Corporation is the surviving corporation in any merger or consolidation, each outstanding Option shall pertain and apply to the securities to which a holder of the number of Shares subject to the Option would have been entitled. In the event of a merger or consolidation in which the Corporation is not the surviving corporation, the date of exercisability of each outstanding Option shall be accelerated to a date prior to such merger or consolidation, unless the agreement of merger or consolidation provides for the assumption of the Option by the successor to the Corporation. To the extent that the foregoing adjustments relate to securities of the Corporation, such adjustments shall be made by the Board or the Committee, whose determination shall be conclusive and binding on all persons. Except as expressly provided in this Section 10, the Participant shall have no rights by reason of subdivision or consolidation of shares of stock of any class, the payment of any stock dividend or any other increase or decrease in the number of shares of stock of any class or by reason of any dissolution, liquidation, merger or consolidation or spin-off of assets or stock of another corporation, and any issue by the Corporation of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power to the Corporation to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business assets.

        11.    SECURITIES LAW REQUIREMENTS.

               a. Legality of Issuance. The issuance of any Shares upon the exercise of any Option and the grant of any Option shall be contingent upon the following:

                      i. the Corporation and the Participant shall have taken
               all actions required to register the Shares under the Securities Act of 1933, as amended (the "Act"), and to qualify the Option and the Shares under any and all applicable state securities or "blue sky" laws or regulations, or to perfect an exemption from the respective registration and qualification requirements thereof;

                      ii. any applicable listing requirement of any stock
               exchange on which the Common Stock is listed shall have been satisfied; and

                      iii. any other applicable provision of state or federal
               law shall have been satisfied.



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               b. Restrictions on Transfer. Regardless of whether the offering and sale of Shares under the plan has been registered under the Act or has been registered or qualified under the securities laws of any state, the Corporation may impose restrictions on the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates) if, in the judgment of the Corporation and its counsel, such restrictions are necessary or desirable in order to achieve compliance with the provisions of the Act, the securities laws of any state or any other law. In the event that the sale of Shares under the Plan is not registered under the Act but an exemption is available which required an investment representation or other representation, each Participant shall be required to represent that such Shares are being acquired for investment, and not with a view to the sale or distribution thereof, and to make such other representations as are deemed necessary or appropriate by the Corporation and its counsel. Any determination by the Corporation and its counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on all persons. Stock certificates evidencing Shares acquired under the Plan pursuant to an unregistered transaction shall bear the following restrictive legend and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law.

        "THE SALE OF THE SECURITIES REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT"). ANY TRANSFER OF SUCH SECURITIES WILL BE INVALID UNLESS A REGISTRATION STATEMENT UNDER THE ACT IS IN EFFECT AS TO SUCH TRANSFER OR IN THE OPINION OF COUNSEL FOR THE ISSUER SUCH REGISTRATION IS UNNECESSARY IN ORDER FOR SUCH TRANSFER TO COMPLY WITH THE ACT."

               c. Registration or Qualification of Securities. The Corporation may, but shall not be obligated to, register or qualify the issuance of Options and/or the sale of Shares under the Act or any other applicable law. The Corporation shall not be obligated to take any affirmative action in order to cause the issuance of Options or the sale of Shares under the plan to comply with any law.

               d. Exchange of Certificates. If, in the opinion of the Corporation and its counsel, any legend placed on a stock certificate representing shares sold under the Plan is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but lacking such legend.

        12. AMENDMENT OF THE PLAN. The Board or the Committee may from time to time, with respect to any Shares at the time not subject to Options, suspend or discontinue the Plan or revise or amend it in any respect whatsoever except that, without the approval of the Corporation's stockholders, no such revision or amendment shall:

               a. Materially increase the benefits accruing to participants under the Plan;



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               b. Materially increase the number of Shares subject to the Plan;

               c. Materially modify the requirements as to eligibility for participation in the Plan; or

               d. Amend this Section 12 to defeat its purpose.

        Notwithstanding the foregoing, the Board may revise or amend the Plan without stockholder approval in order to ensure the Plan's compliance with the Code, any successor provisions of the Code or any other applicable law.

        13. APPLICATION OF FUNDS. The proceeds received by the Corporation from the sale of Common Stock pursuant to the exercise of an Option will be used for general corporate purposes.

        14. EXECUTION. To record the adoption of the Plan in the form set forth above by the Board as of December 16, 1996, the Corporation has caused this Plan to be executed in the name and on behalf of the Corporation where provided below by an officer of the Corporation thereunto duly authorized.

        IN WITNESS WHEREOF, the Plan is adopted as of the effective date hereof.

                                             CMG Funding Corp.,
                                             a Delaware corporation



                                             By:  ______________________________
                                                  John Fry,
                                                  President



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